INVESTMENT ADVISORY AND SERVICE AGREEMENT

THIS AGREEMENT, dated and effective as of the first day of February, 2007 is made and entered into by and between AMERICAN FUNDS TARGET DATE RETIREMENT SERIES, INC., a Maryland corporation, (hereinafter called the "Series"), and CAPITAL RESEARCH AND MANAGEMENT COMPANY, a Delaware corporation, (hereinafter called the "Adviser"). The parties agree as follows:
1.

The Series hereby employs the Adviser to furnish advice to the Series with respect to the investment and reinvestment of the assets of the Series. The Adviser hereby accepts such employment and agrees to render the services and to assume the obligation to the extent herein set forth, for the compensation herein provided. The Adviser shall, for all purposes herein, be deemed an independent contractor and not an agent of the Series.

2.

The Adviser agrees to provide supervision of the underlying portfolios of the Series (the "Funds") and to determine what securities (including investment companies advised by the adviser and its affiliates) or other property shall be purchased or sold by the Funds, giving due consideration to the policies of the Series as expressed in the Series' Certificate of Incorporation, By-Laws, Registration Statement under the Investment Company Act of 1940, as amended (the "1940 Act"), Registration Statement under the Securities Act of 1933, as amended (the "1933 Act"), and Prospectus as in use from time to time, as well as to the factors affecting the Funds' status as regulated investment companies under the Internal Revenue Code of 1986, as amended.

The Adviser shall provide adequate facilities and qualified personnel for the placement of orders for the purchase, or other acquisition, and sale, or other disposition, of portfolio securities for the Funds. With respect to such transactions, the Adviser, subject to such directions as may be furnished from time to time by the Board of Directors of the Series, shall endeavor as the primary objective to obtain the most favorable prices and execution of orders. Subject to such primary objective, the Adviser may place orders with broker-dealer firms which have sold shares of the Funds or which furnish statistical and other information to the Adviser, taking into account the value and quality of the brokerage services of such broker-dealers, including the availability and quality of such statistical and other information. Receipt by the Adviser of any such statistical and other information and services shall not be deemed to give rise to any requirement for abatement of the advisory fee payable pursuant to Section 6 hereof.

3.

The Adviser (a) shall furnish to the Series the services of qualified personnel to (i) manage the investments of the Funds, (ii) perform the executive and related administrative functions of the Series with respect to the Funds and (iii) if desired by the Series, serve as Directors of the Series, in all cases without additional compensation of such persons by the Series; (b) pay the expenses of all persons whose services are to be furnished by the Adviser under this Section; (c) provide office space, furniture, small office equipment, and telephone facilities and utilities, all of which may be the same as occupied or used by the Adviser; and (d) provide general purpose forms, supplies, stationery, and postage used at the offices of the Series relating to the services to be furnished by the Adviser hereunder.

4.

Except to the extent expressly assumed by the Adviser herein, the Series shall pay all costs and expenses in connection with its operations. Without limiting the generality of the foregoing, such costs and expenses shall include the following: compensation paid to the Board of Directors of the Series who are not affiliated persons of the Adviser; service and distribution expenses pursuant to a plan under rule 12b-1 under the 1940 Act; fees and expenses of the transfer agent, dividend disbursing agent, expenses incurred for shareholder servicing, recordkeeping, transactional services, tax and informational returns and reports and fund and shareholder communications, legal counsel and independent public accountants, and custodian, including charges of such custodian for the preparation and maintenance of the books of account and records of the Series and the daily determination of each Fund’s net asset value per share; costs of designing, printing, and mailing reports, prospectuses, proxy statements and notices to shareholders; fees and expenses of sale (including registration and qualification), issuance (including costs of any share certificates) and redemption of shares; association dues; interest; and taxes.

5.

The Adviser agrees to pay the expenses incurred in connection with the organization of the Series, its qualification to do business as a foreign corporation in the State of California, and its registration as an investment company under the 1940 Act, and all fees and expenses including fees of legal counsel to the Series, which would otherwise be required to be paid by the Series pursuant to Section 4 which are incurred by the Series prior to the effective date of its Registration Statement under the Securities Act of 1933, except for the costs of any share certificates and transfer agent fees and costs.

6.

The Series shall pay to the Adviser on or before the tenth (10th) day of each month, as compensation for the services rendered by the Investment Adviser during the preceding month, a fee calculated at the annual rate of:

0.10% of the Series' net assets.

Such fee shall be computed and accrued daily at one three-hundredth-sixty-fifth (1/365) of the 0.10% rate set forth above.

The advisory fee shall be accrued daily based on the number of days per year. The net asset value of the Funds shall be determined in the manner set forth in the Certificate of Incorporation of the Series and prospectus of the Series as of the close of the New York Stock Exchange on each day on which said Exchange is open, and in the case of Saturdays, Sundays, and other days on which said exchange shall not be open, as of the close of the last preceding day on which said Exchange shall have been open.

Upon any termination of this Agreement on a day other than the last day of the month, the fee for the period from the beginning of the month in which termination occurs to the date of termination shall be prorated according to the proportion which such period bears to the full month of the Series.

7.

Nothing contained in this Agreement shall be construed to prohibit the Adviser from performing investment advisory, management, or distribution services for other investment companies and other persons or companies, nor to prohibit affiliates of the Adviser from engaging in such business or in other related or unrelated businesses.

8.

The Adviser shall have no liability to the Series, or its shareholders or creditors, for any error of judgment, mistake of law, or for any loss arising out of any investment, or for any other act or omission in the performance of its obligations to the Series not involving willful misfeasance, bad faith, gross negligence or reckless disregard of its obligations and duties hereunder.

9.

This Agreement shall continue in effect until the close of business on January 31, 2008. It may thereafter be renewed from year to year thereafter by mutual consent, provided that such renewal shall be specifically approved at least annually by (i) the Board of Directors of the Series or by the vote of a majority (as defined in the 1940 Act) of the outstanding voting securities of the Series, and (ii) a majority of those Directors who are not parties to this Agreement or interested persons (as defined in the 1940 Act) of any such party cast in person at a meeting called for the purpose of voting on such approval. Such mutual consent to renewal shall not be deemed to have been given unless evidenced by a writing signed by both parties hereto.

10.

This Agreement may be terminated at any time with respect to any Fund, without payment of any penalty, by the Board of Directors of the Series or by the vote of a majority (as defined in the 1940 Act) of the outstanding voting securities of the Fund, on sixty (60) days' written notice to the Adviser, or by the adviser on like notice to the Series. This Agreement shall automatically terminate in the event of its assignment (as defined in the 1940 Act).

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in duplicate originals by their officers thereunto duly authorized as of the day and year first above written.

AMERICAN FUNDS TARGET DATE RETIREMENT
SERIES, INC.

By /s/ Michael J. Downer
 Michael J. Downer, President

By /s/ Steven I. Koszalka
Steven I. Koszalka, Secretary

CAPITAL RESEARCH AND MANAGEMENT COMPANY

By /s/ Paul G. Haaga, Jr.
Paul G. Haaga, Jr., Vice Chairman

By /s/ Timothy D. Armour
Timothy D. Armour, President